Exhibit 99.1

January 23, 2019

To Our Members:

We are pleased to announce that the Board of Directors of the Federal Home Loan Bank of Chicago increased the dividends declared on both B1 and B2 capital stock. The Board determined that our strong financial performance in the fourth quarter of 2018 coupled with rising short term market interest rates merit the increased dividends.

Based on our preliminary financial results for the fourth quarter of 2018, the Board of Directors declared a dividend of 5.00% (annualized) for Class B1 activity stock (an increase of 50 basis points from the previous quarter) and a dividend of 2.00% (annualized) for Class B2 membership stock (an increase of 20 basis points from the previous quarter).
The actual effective combined dividend rate on the total stock held by each member depends on each member’s level of activity with the Bank during the fourth quarter of 2018 and the relative number of shares of activity and membership capital stock held by each member. The dividend will be paid by crediting your account on February 14, 2019.
The Bank pays a higher dividend per share on activity stock to reward members for using the Bank’s advances and, thereby, supporting the entire cooperative. The higher dividend received on Class B1 activity stock has the effect of lowering your borrowing costs.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,
Matt Feldman
President and CEO

This publication contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of regulatory changes to Federal Home Loan Bank membership requirements and liquidity requirements by the Federal Housing Finance Agency, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this publication. The financial results discussed in this publication are preliminary and unaudited.